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                                                                    EXHIBIT 4.5d


                             AWARD AGREEMENT UNDER
                           CROSS TIMBERS OIL COMPANY
                           1997 STOCK INCENTIVE PLAN
                           -------------------------



     THIS AGREEMENT is entered into this ___ day of __________, 1997, between Cross Timbers Oil Company, a Delaware corporation (herein called "Company"), and _______________________________, Director of the Company (herein called
"Grantee"), pursuant to the provisions of the Cross Timbers Oil Company 1997 Stock Incentive Plan (herein called the "Plan"). The Compensation Committee of the Board of Directors of the Company has determined that Grantee is eligible to participate as a Grantee under the Plan and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the performance shares set forth below to Grantee.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

     1. GRANT OF PERFORMANCE SHARES. Subject to all of the terms, conditions, and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee under Article V of the Plan 2,250 shares of the common stock of the Company, of the par value of one cent ($0.01) per share ("Common Stock"), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company. Such shares are being issued as performance shares under the Plan.
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     2.   VESTING.  The performance shares granted herein shall vest immediately and shall not be subject to forfeiture.

     3. GRANTEE'S AGREEMENT. Grantee expressly and specifically agrees that Grantee shall include in his gross income for federal income tax purposes the fair market value of the performance shares on the date of grant, which price per share is ______.

     4. OTHER TERMS, CONDITIONS, AND PROVISIONS. As previously provided, the performance shares herein granted by the Company to Grantee are granted subject to all of the terms, conditions, and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan certified by the Secretary of the Company, and the parties agree that the entire text of such Plan be, and it is hereby incorporated herein by reference as fully as if copied herein in full. Reference to such Plan is therefore made for a full description of the rights of Grantee and of all of the other provisions, terms, and conditions of the Plan applicable to the performance shares granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan shall be controlling.

     5. NON-TRANSFERABILITY. The performance shares granted hereunder shall not be sold, assigned, pledged, hypothecated, transferred, or otherwise disposed of prior to six months after the date of grant, except by will or the laws of descent and distribution.

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     IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.



                                         CROSS TIMBERS OIL COMPANY

ATTEST:

_________________________                By:___________________________
Virginia Anderson,                       Name:  Bob R. Simpson
Secretary                                Title: Chairman of the Board and
                                                Chief Executive Officer



                                    ______________________________


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